                                                                   EXHIBIT 10.42

                            STOCK PURCHASE AGREEMENT

              THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made as of this 13th day of August, 1997, by and among Packaged Ice, Inc., a Texas corporation (the "Buyer"), and W. Brad Troutman and James U. White, Jr. (each individually, a "Stockholder" and collectively, the "Stockholders").

                              W I T N E S S E T H:

       WHEREAS, the Stockholders are the owners of an aggregate of 501 shares of common stock of First Ice Company, par value $1.00 per share, and 500 shares of common stock of Codorus Leasing Company, par value $1.00 per share (the "Stock"), being all of the issued and outstanding shares of First Ice Company and Codorus Leasing Company, Inc., (collectively the "Company"); and

       WHEREAS, the Stockholders desire to sell, and the Buyer desires to purchase all of the outstanding shares of Stock of the Company through the purchase of the stock owned by the Stockholders; and

       NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholders and Buyer agree as follows:

1.     PURCHASE AND SALE OF STOCK.

       1.1. SALE OF STOCK. At the Closing (as defined below), the Stockholders shall sell to Buyer and Buyer shall purchase from the Stockholders, the Stock, for the purchase price set forth herein in Article 2 of this Agreement. Upon payment of the Purchase Price, each Stockholder shall execute all necessary documents and/or instruments to effectively transfer each Stockholder's interest in the Stock to Buyer.

2.     PURCHASE PRICE

       2.1.   PURCHASE PRICE.

              (a) The Purchase Price for the Stock shall be five million ($5,000,000) dollars as adjusted under Section 2.2. Up to 20% of the Purchase Price, at the sole discretion of Stockholders, may be paid in the form of Buyer's common stock valued at $10 per share and issued directly to the Stockholders on a pro rata basis. Such election to receive any portion of the Purchase Price in Buyer's common stock shall be made no later than August 26, 1997 by giving written Notice (as that term is defined herein) to Buyer.

              (b) The Purchase Price that is paid in cash shall first be used to pay and discharge all of the Company's debts, obligations and other liabilities including, without limitation, all current liabilities, all long term liabilities, all Liens (hereinafter defined) against the assets of the Company and all leases of any personal property, excluding accounts payable (collectively, the "Liabilities") which are estimated to exist as of the Closing Date. The cash portion of the Purchase Price remaining after the estimated Liabilities have been paid and discharged shall be paid directly to the Stockholders in exchange for all of the Stock owned by the Stockholders. In addition, all cash and accounts receivable as of the Closing Date will be distributed to the Stockholders at the Closing. The intent and effect of this Section 2.1(b) is to convey all of the outstanding stock of the Company to Buyer with there being no cash, Liabilities or Liens (hereinafter defined) immediately after Closing. Stockholders hereby agree all Liabilities which are not discharged at Closing are assumed by the Stockholders through an Undertaking Agreement attached as Exhibit 2.1.
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       2.2    CASH ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be subject to the following adjustments:

              (a) The Purchase Price shall be increased to reflect the value of the Inventory on hand at Closing. For the purposes of this Agreement, the term "Inventory" shall mean up to 100,000 bags of ice valued at $.12 per eight pound bag, useable plastic bags at cost, spare truck tires (not including spares carried on trucks) at cost, and Event Deposits. For the purpose of this Agreement, the term "Event Deposits" shall mean the $2,500.00 on deposit with The Oklahoma State Fair. The amount of increase to the Purchase Price shall be determined by the parties at Closing and shall be added to the Purchase Price as a whole, subject to terms and provisions governing payment of the Purchase Price as set forth in this Agreement.

              (b) On or before September 20, 1997, the Stockholders shall deliver to Buyer a copy of the balance sheet of the Company as of the Effective Date (the "Effective Date Balance Sheet") certified by the Shareholders to the best of their knowledge and belief to be true and correct. The Effective Date Balance Sheet shall (i) fairly present the financial position of the Company as at the close of business on the Effective Date in accordance with the accounting methods consistently utilized by the Company, and (ii) include a detailed schedule of Liabilities. The Effective Date Balance Sheet shall be used to calculate any adjustments to the Purchase Price and the amount of any liabilities to be paid by Stockholders in accordance with the terms and conditions set forth in this Agreement.

              (c) The Stockholders and the Buyer agree that they will, and will cause the Company's employees and representatives to, cooperate and assist in the preparation of the Effective Date Balance Sheet including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

3.     CLOSING.

       Unless this Agreement shall have been terminated, the closing of this Agreement shall take place, subject to the terms and conditions set forth in this Agreement, on or before September 2, 1997 at 11:00 a.m. Central Daylight Time in a manner and place that is mutually agreeable to the parties hereto, with an effective date of August 31, 1997 at 11:59 p.m. ("Effective Date") provided that if the conditions to Closing set forth in this Agreement have not been satisfied or waived, the Stockholders and Buyer may mutually agree, in writing, to delay such Closing until such condition has been satisfied.

4.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

       The Stockholders, jointly and severally, represent and warrant to the Buyer as of the date hereof and as of the Closing Date as follows:

       4.1. OWNERSHIP OF STOCK. Each Stockholder has full legal right, power and authority to sell, assign, transfer and convey the shares Stock so owned by such Stockholder in accordance with the terms and subject to the conditions of this Agreement. Each Stockholder is the record and beneficial owner of the number of shares of Stock, listed in the Company's stock registry, free and clear of all Liens, and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the shares), and the Stockholders hold in the aggregate all of the outstanding shares of the Company's capital stock. The delivery to the Buyer of the Stock pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of any Lien and any such limitation or restriction. For the purposes of this





STOCK PURCHASE AGREEMENT - PAGE 2
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Agreement, the term "Lien" means, with respect to the Stock or any property or asset of the Company, any restrictions on or conditions to transfer or assignment, and any mortgages, liens, pledges, charges, security interests, conditional sales agreements, encumbrances, equities, claims, easements, rights of way, covenants, conditions, restrictions or other adverse claims or interests of any nature whatsoever. For the purposes of this Agreement, a Person (as defined in Section 11.5 herein) shall be deemed to own subject to a Lien any property or asset which it has any claim or encumbrance whatsoever from whatever source against said property or asset.

       4.2. EXISTENCE AND GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which property may be owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and has all governmental licenses, authorizations, permits, consents and approvals required for the operation of its business, except where the failure to be so duly qualified or licensed or to have such governmental licenses, authorizations, permits, consents and approvals would not have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company (hereinafter a "Material Adverse Effect").

       4.3. VALIDITY OF AGREEMENT. This Agreement has been duly executed and delivered by the Stockholders and constitutes the valid and legally binding obligation of the Stockholders enforceable against the Stockholders in accordance with its terms.

       4.4. CAPITALIZATION. First Ice Company has an authorized capitalization consisting of 50,000 shares of Stock, of which 501 shares are issued and outstanding. Codorus Leasing Company has an authorized capitalization consisting of 1,000 shares of Stock of which 500 are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement. Except as contemplated by this Agreement, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

       4.5. SUBSIDIARIES. As of the Closing Date, the Company will have no subsidiaries and will own no capital stock, bonds or other securities of, nor will it have any proprietary interest in, any other corporation, association or business organization. First Ice Company presently owns all of the common stock of Hot Ice Company, an inactive Oklahoma corporation with no assets. First Ice Company will convey said stock to Stockholders who will then change the name of said corporation and will cause the corporation to assign to Buyer any rights the corporation holds to the name Hot Ice Company.

       4.6. FINANCIAL STATEMENTS. Stockholders have previously caused to be furnished to Buyer the Company's unaudited balance sheet as of December 31, 1996, and the related unaudited statements of income for the fiscal year then ended, and the unaudited balance sheet of the Company as of June 30, 1997 ("June 30, 1997 Balance Sheet"), and the related unaudited statement of income for the six month period beginning January 31, 1997 and ending June 30, 1997 (such balance sheets and related statements are collectively referred to herein as the "Financial Statements"). The Financial Statements taken as a whole fairly present the financial position of the Company as of December 31, 1996, and June 30, 1997, respectively, and the statements of income of the Company for the respective periods then ended.





STOCK PURCHASE AGREEMENT - PAGE 3
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       Except as and to the extent reflected or reserved against in the
Financial Statements or as is disclosed herein and except for liabilities arising in the ordinary course of business and consistent with past practice since the date of the June 30, 1997 Balance Sheet, the Company has been operated in the ordinary course and has incurred no material liabilities as of the date hereof. Since June 30, 1997 there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change. The Stockholders further warrant and represent that the actual sales made and expenses incurred of the Company are reflected in the December 31, 1996 and June 30, 1997 Financial Statements.

       4.7. BOOKS AND RECORDS. The Company's books and records are complete and correct in all material respects, have been maintained on a consistent basis and reflect the basis for the Financial Statements.

       4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as is disclosed herein, or in the schedule of disclosures to be provided at Closing and incorporated herein (the "Disclosure Schedule"), since December 31, 1996 the Company's business has been conducted in the ordinary course consistent with past practices and there has not been:

              (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

              (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company except for cash dividends paid prior to the Closing out of operating cash flow;

              (c) any amendment of any material term of any outstanding security of the Company;

              (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

              (e) any creation or assumption by the Company of any Lien on any material asset;

              (f) any making of any loan, advance or capital contributions to or investment in any Person;

              (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

              (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business or any relinquishment by the Company of any contract or other right, that has not been in the ordinary course of business consistent with past practices;

              (i) any change in any method of accounting or accounting practice by the Company;





STOCK PURCHASE AGREEMENT - PAGE 4
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              (j)    any (i) employment, severance, termination, retirement or
other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company, or (iii) change in compensation or other benefits payable to any director, officer or employee of the Company except in the ordinary course of business consistent with past practices, except a $5.00 per future working day raise commencing September 1, 1997 for truck drivers who have perfect attendance at work for the month of August, 1997, and who have been employed by the Company in excess of one year;

              (k) any labor dispute, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Closing Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

              (l) any transaction between the Company and any of the Persons referred to in Section 4.12(j);

              (m) any significant change in the pricing of materials or supplies or for the sale of products in connection with the Company's business or the introduction or discontinuance of any menu items which could reasonably be expected to have a Material Adverse Effect; or

              (n) any capital expenditure by the Company (except as set forth herein).

       4.9.   TITLE TO PROPERTIES; ENCUMBRANCES.

              (a) The Company has good and marketable title to all of its assets and properties, whether real, personal or mixed, tangible or intangible (the "Assets"). The Assets constitute all of the operating assets used in the businesses of the Company. All of the Assets are free and clear of except for those disclosed in the June 30, 1997 Balance Sheet or in Sections 4.9 of the Disclosure Schedule. Except as set forth in Sections 4.10 or 4.11 of the Disclosure Schedule, there is no real property or personal property necessary, appropriate or used in the business of the Company that is not owned by the Company or possessed by the Company pursuant to a binding written agreement therefor permitting the use of the property in the manner used by the Company on the date hereof. Any such agreement is set forth in Sections 4.12 of the Disclosure Schedule.

              (b) Except as set forth in Sections 4.10 and 4.11 of the Disclosure Schedule, all real property and tangible personal property included in the Assets is in good operating condition and repair, ordinary wear and tear excepted

       4.10.  REAL PROPERTY .

              (a) Section 4.10 of the Disclosure Schedule contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by the Company (the "Real Property") and (ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (the "Leases"). The Company has delivered to Purchaser true and complete copies of the Leases.

              (b) Except as disclosed in Section 4.10 of the Disclosure Schedule, (i) each of the Leases is in full force and effect and has not been amended or modified; (ii) neither the





STOCK PURCHASE AGREEMENT - PAGE 5
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Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) the Company has received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and (iv) no rental under the Leases has been paid more than one month in advance.

              (c) To the best of Stockholders' knowledge and belief, except as disclosed in Section 4.10 of the Disclosure Schedule, (i) there are no tanks on or below the surface of the Real Property, (ii) there is no hazardous or toxic waste, substance or material or other contaminant or pollutant (as determined under federal, state or local law) present on or below the surface of the Real Property including, without limitation, in the soil, subsoil, groundwater or surface water, which constitutes a violation of any law, ordinance, rule or regulation of any governmental entity having jurisdiction thereof or subjects or could subject Purchaser to any liability to third parties, and (iii) the Real Property has never been used by the Company or by any previous owners or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous or toxic waste, substance or material or other contaminant or pollutant.

              (d) The zoning of each parcel of the Real Property permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon.

       4.11   PERSONAL PROPERTY.

              (a) Section 4.11 of the Disclosure Schedule is a complete and accurate schedule as of June 30, 1997 describing, and specifying the location of, all inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools and all other tangible or intangible personal property (other than the rights arising under the Contracts and the accounts receivable) owned by, in the possession of, or used by the Company (the "Personal Property").

              (b) Each lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed as a "Contract" under Section 4.12 of the Disclosure Schedule and is in full force and effect; neither the Company nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Personal Property is subject to any lease, license, contract of sale or other agreement that is adverse to the business, properties or financial condition of the Company.

              (c) The inventory of the Company as described in Section 4.11 of the Disclosure Schedule consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Company and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not materially affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Company as presently being conducted.





STOCK PURCHASE AGREEMENT - PAGE 6
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       4.12   MATERIAL CONTRACTS.  Except as disclosed on Schedule 4.12 of the
Disclosure Schedule, the Company has no or is not bound by any of the following ("Contracts"):

              (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

              (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

              (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

              (d) lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

              (e)    franchise agreement;

              (f)    warranty;

              (g)    noncompetition agreement;

              (h)    broker or distributorship contract; or

              (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates).

              (j) any agreement with any Stockholder or any of its affiliate or any director or officer of any such affiliate or the Company or with any "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934) of any such Stockholder, affiliate, director or officer; or

              (k) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company.

              Except as disclosed in the Disclosure Schedule, each Contract disclosed or required to be disclosed in this Agreement is a valid and binding agreement of the Company and is in full force and effect and neither the Company nor, to the knowledge of the Stockholders, any other party thereto, is in default or breach in any material respect under the terms of any such Contract, and no condition exists that with notice or lapse of time or both would constitute a default of the Company or any other party thereto, under, any agreement or other instrument binding upon the Company.

       4.13. NO CONFLICT. Except as set forth in the Disclosure Schedule the consummation of the transactions contemplated herein (i) will not conflict with or violate any provision of the Articles of Incorporation or by-laws of the Company, each as amended (ii) will not conflict with or violate any applicable law, rule, regulation, judgment, injunction, order or decree or require any action by or in respect of, or filing with, any governmental body, agency, or official, and (iii) will not conflict with or result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of its assets or properties is bound or result in the creation or imposition of any Lien on any asset of the Company.





STOCK PURCHASE AGREEMENT - PAGE 7
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       4.14.  LITIGATION.  Except as set forth in Section 4.14 of the
Disclosure Schedule there is no action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding or investigation by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of the Stockholders, threatened against or affecting the Company.

       4.15.  TAXES.

              (a) The Company has, at all times, been an S corporation, as defined under the Internal Revenue Code of 1986, as amended (the "Code") since the effective date of the valid election as disclosed in Section 4.15 of the Disclosure Schedule.

              (b) Except as set forth on Section 4.15 of the Disclosure Schedule, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the "Returns"), have, to the extent required to be filed, been filed when due (including any applicable extensions thereof); (ii) all Taxes shown as due and payable on the returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority;
(iii) the charges, accruals and reserves for Taxes not previously paid with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company (excluding any provision for deferred income Taxes) are adequate to cover such Taxes; (iv) there have been proper withholding and reporting of all employees compensation (including tips income and allocated tips) and employment Taxes throughout the Pre-Closing Tax Period; (v) the Company is not delinquent in the payment of any Tax (including any applicable extensions); (vi) the Company has not requested any extension of time within which to file any Return which it has subsequently not filed; (vii) the Company has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is not a claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company in respect of any Tax; (ix) there are no requests for rulings or determinations in respect of any Tax pending between the Company and any Taxing Authority; (x) none of the property owned by the Company is "tax-exempt" use property within the meaning of Section 168(h) of the Code; (xi) neither the Stockholders nor the Company, nor any other person on behalf of the Company has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code; (xii) there are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due; (xiii) the Stockholders are not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby; (xiv) the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period; (xv) the Company has not been a member of an affiliated group (as defined in Section 1504(a) of the Code) or a consolidated, combined or unitary group for purposes of any other Taxes; (xvi) no Returns of the Company have been examined or audited; and (xvii) none of the material property used by the Company is subject to a lease, other than a "true" lease for federal income tax purposes.

              (c) Oklahoma is the only state to which any Tax is properly payable by the Company.

       4.16. INTELLECTUAL PROPERTIES. Section 4.16 of the Disclosure Schedule sets forth a list of the material domestic and foreign patents, patent applications, patent licenses, software licenses,





STOCK PURCHASE AGREEMENT - PAGE 8
trade names, trademarks, service marks, service names, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications or any other similar type of proprietary intellectual property right owned, used or held for such use by the Company (collectively, the "Intellectual Property"). To the knowledge of the Stockholders, (a) there are no pending proceedings or litigation or other adverse claims made in writing affecting or with respect to the Intellectual Property, (b) there is no business operating in the State of Oklahoma under the name "First Ice Company" or "Codorus Leasing Company" or any deceptively similar name other than the Company, (c) neither the Stockholders nor the Company has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement by the Company of any the intellectual property rights of any other Person, and (c) the Stockholders have no knowledge of any basis for any such claim of infringement and have no knowledge of any continuing infringement by any other Person of any Intellectual Property. No Intellectual Property of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

       4.17. COMPLIANCE WITH LAWS. To the best of the Stockholders' knowledge and belief, except as set forth on Section 4.17 of the Disclosure Schedule;

              (a) The Company is and has been in compliance with all applicable Federal, state, local or other laws, rules, regulations, judgments, injunctions, orders or decrees (excluding for the purposes of this subparagraph
(a) all environmental laws and regulations) in all aspects as those laws related to the Company, its business operations and its assets to include all real property owned or leased by the Company;

              (b) The Company has complied in all material respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (collectively, "Hazardous Materials") and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal (on-site or off-site) of any Hazardous Materials that could form the basis of any claim or liability under any applicable Federal, state, local or other environmental law against the Company or against any Person or entity whose liability the Company may have retained or assumed either contractually or by operation of law or otherwise. Without limiting the generality of the preceding sentences, the Company has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.

              (c) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default of the Company under any license,





STOCK PURCHASE AGREEMENT - PAGE 9
franchise, permit or similar authorization held by the Company.

       4.18. EMPLOYEE BENEFIT PLANS. Each material employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company (collectively, the "Plans") is set forth in Schedule 4.18 to be provided at Closing, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms and applicable law. Each Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Stockholders, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company or any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material liability, claim, action or litigation, has been made, commenced or, to the knowledge of the Stockholders, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to all Plans which are subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto. Each "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company is obligated to contribute ("Multiemployer Plan") is listed on
Schedule 4.18 to be provided at Closing. Except as set forth in Schedule 4.18, all contributions required to have been made by the Company to a Multiemployer Plan have been made on a timely basis. The Company has not been advised by any Multiemployer Plan that it has any withdrawal liability under Sections 4201 or 4204 of ERISA with respect to any Multiemployer Plan, nor is the Company aware of any such withdrawal liability.

       4.19. INSURANCE. Schedule 4.19 to be provided at Closing contains a list of all significant policies and contracts for insurance maintained by the Company. All such policies are in full force and effect. The Stockholders shall cause the Company to keep or cause to be kept such policies (or substantial equivalents) in such amounts duly in force until the end of the Closing Date and shall give the Buyer notice of any material change in such policies. The term life insurance policies on Stockholders' lives shall be assigned to Stockholders on or before closing who will assume the obligation to pay premiums.

       4.20. BROKER'S OR FINDER'S FEES. The Company and Stockholders have not employed, commissioned or otherwise engaged any agent, broker, person or firm to act on its behalf of either party that is or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, except for the services provided by William Inman to the Stockholders whose fee, if any, shall be payable solely by the Stockholders.





STOCK PURCHASE AGREEMENT - PAGE 10

       4.21. OWNERSHIP OF ASSETS. All of the assets used in the Company's business are owned by the Company except certain leased equipment and certain office furniture and equipment as set forth on Schedule 4.21 of Company's and Stockholders' Disclosure Schedule.

       4.22.  LABOR MATTERS.

              (a) Section 4.22 of the Disclosure Schedule contains a complete and accurate list of the name, base compensation, bonus and position(s) of each person employed by the Company, together with a description of all bonus formulas used by the Company to produce the bonus amounts set forth.

              (b) Except as disclosed in Section 4.22 of the Disclosure Schedule, the Company is not a party to any of the following:

                     (i) management, employment or other contract providing for the employment or rendition of executive services;

                     (ii) contract for the employment of any employee which is not terminable by the Company on thirty (30) days' notice;

                     (iii) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

                     (iv) any other employment contract or other compensation agreement or arrangement (including, without limitation, any contract, agreement or arrangement dealing with vacation pay or other benefits) affecting or relating to current or former employees of the Company.

              (c) There are no controversies pending or, to the best knowledge of the Stockholders, threatened between the Company and any employees of the Company. The Company has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing.

       4.23 CAPITAL IMPROVEMENTS . There are no capital improvements or purchases or other capital expenditures which the Company has committed to or contracted for which have not been completed prior to the date hereof.

       4.24 FULL DISCLOSURE . No information furnished by the Stockholders to Buyer in connection with this Agreement (including, without limitation, the Financial Statements and all information in the Disclosure Schedules) is false or misleading and such information includes all facts required to be stated therein or necessary to make the statements therein not misleading. All copies of original documents delivered to Buyer are true and correct copies of such original documents.

5.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

       Buyer represents and warrant to the Stockholders as follows:

       5.1. CORPORATE EXISTENCE; GOOD STANDING; CAPITALIZATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and is





STOCK PURCHASE AGREEMENT - PAGE 11
duly qualified to do business in all other jurisdictions as a foreign corporation, and is in good standing in all such jurisdictions, where the nature of its business would require such qualification.

       5.2. POWER AND AUTHORITY. Buyer has the requisite corporate power and authority, and has been duly authorized, to enter into this Agreement and the ancillary documents required hereunder and to perform all of its obligations hereunder and thereunder. The consummation of the transactions contemplated hereby (i) will not violate any provision of the Bylaws or Articles of Incorporation of the Buyer, as amended to date, will not violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer is bound.

       5.3. BROKER'S OR FINDER'S FEES. Except as otherwise contemplated hereby, no agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

6.     COVENANTS AND AGREEMENTS.

       6.1.   CONDUCT OF BUSINESS OF THE COMPANY.  Except as disclosed on
Schedule 6.1 and in Section 4.8(j), during the period from the date of this Agreement to the Closing Date, the Stockholders agree to cause the Company to, and the Company shall, conduct its operations in the ordinary course of business consistent with past practices. Except as may be first approved by the Buyer (such approval not to be unreasonably withheld) or as is otherwise required by this Agreement, the Stockholders agree that as of the execution of this Agreement and through the Closing Date (i) the Company's Articles of Incorporation and by-laws shall not be amended, (ii) the salaries payable to all employees shall not be increased, (iii) the Company shall refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons, (iv) the Company shall refrain from entering into any contract or commitment except contracts and commitments in the ordinary course of business, (v) the Company shall refrain from increasing indebtedness for borrowed money, (vi) the Company shall not cancel or waive any claims or rights of substantial value to the Company, (vii) the Stockholders shall not take or agree to take any action that would make any representation and warranty of the Stockholders hereunder inaccurate in any material respect on or prior to the Closing Date, and (vii) the Stockholders shall not agree, whether or not in writing, to do any of the foregoing.

       6.2. REVIEW OF THE COMPANY. The Buyer may, prior to the Closing Date, through their representatives, review the properties, books and records of the Company to become familiarized with such properties and the business of the Company. The Stockholders shall cause the Company to permit the Buyer and their representatives to have reasonable access to the premises and to the books and records of the Company during normal working hours and to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer shall from time to time reasonably request.





STOCK PURCHASE AGREEMENT - PAGE 12

       6.3. REASONABLE EFFORTS. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (i) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the defending of any lawsuits or any other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.

       6.4. PUBLIC ANNOUNCEMENT. The Buyer and the Stockholders shall consult with one another in advance of and agree on the timing and content of all press releases or public announcements and disclosures with respect to this Agreement and the transactions contemplated hereby.

       6.5 FURTHER ASSURANCES. From time to time prior to and after the Closing, each party hereto shall, at their own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument and take all such other actions as such party may reasonably be requested to take by the other party hereto, consistent with the terms of this Agreement, in order to effectuate better the provisions and purposes of this Agreement and the transactions contemplated hereby.

       6.6. NONCOMPETITION. Each party to this Agreement acknowledges and agrees to the execution of the Noncompetition Agreement attached hereto as
Exhibit 6.6.

       6.7. NO SHOPPING. Unless and until this Agreement has been terminated in accordance with its terms, the Stockholders will not solicit, initiate or participate, directly or indirectly, or cause or cause or permit any other person to solicit, initiate or participate, directly or indirectly, in discussions or negotiations with, or provide any information to, any other person (other than the Buyer) concerning, or enter into any agreement providing for (other than in the ordinary course of business) the acquisition of the stock of the Stockholders in the Company or any part (whether by merger, purchase of stock or assets or other similar transaction), other than the acquisition contemplated by this Agreement. Stockholders further represent and warrant that they will disclose to Buyer any and all communications they receive from any third parties (to include the identity of the third party) with respect to any proposals, inquiries, discussions, or negotiations with any such third parties regarding the sale, merger or disposition of the Company or its assets or the sale, merger or other disposition of Stockholders' Stock, after execution of this Agreement.

7.     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STOCKHOLDERS.

       The sale of the Stock by the Stockholders to the Buyer on the Closing Date is conditioned upon the satisfaction or waiver, at or prior the Closing Date, of the following conditions:

       7.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.





STOCK PURCHASE AGREEMENT - PAGE 13

       7.2. PERFORMANCE OF AGREEMENTS. Buyer shall have performed all obligations and agreements in all material respects and complied with all covenants and conditions in all material respects contained in this Agreement to be performed or complied with by it at or prior to the Closing.

       7.3. OFFICER'S CERTIFICATE. Buyer shall have delivered to the Stockholders a certificate of an officer of Buyer, dated the Closing Date, certifying on behalf of such Buyer that the conditions set forth in Sections
7.1 and 7.2 have been fulfilled.

       7.4. PROHIBITION. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal the consummation of any of the transactions hereunder.

       7.6. PROCEEDINGS. All proceedings to be taken by the Buyer in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Stockholders and their counsel, and the Stockholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

       The purchase of the Stock by the Buyer and the paying of the Purchase Price on the Closing Date is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions:

       8.1. ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Stockholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

       8.2. PERFORMANCE OF AGREEMENTS. The Stockholders shall have performed all obligations and agreements in all material respects and complied with all covenants and conditions in all material respects contained in this Agreement to be performed or complied with by them at or prior to the Closing.

       8.3. CERTIFICATE OF THE STOCKHOLDERS. Each Stockholder shall have executed and delivered to the Buyer a certificate dated the Closing Date certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

       8.4. PROHIBITION. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court of competent jurisdiction or governmental authority (which has jurisdiction over the enforcement of any applicable laws) making illegal or prohibiting the consummation of the transactions hereunder.

       8.5. CONSENTS. All material consents, approvals, authorizations or permits of, or filings with or notifications to any third party required for the consummation of the transaction, contemplated herein shall have been obtained.

       8.6. DUE DILIGENCE. Buyer shall have conducted and shall be satisfied with its due





STOCK PURCHASE AGREEMENT - PAGE 14
diligence investigation.

       8.7. CERTIFICATES EVIDENCING THE STOCK. Stockholders shall have delivered to the Buyer validly issued certificates representing the Stock to be transferred in accordance with this Agreement, duly endorsed or accompanied by duly executed documents of transfer in accordance with this Agreement.

       8.8. OPINION OF COUNSEL TO THE STOCKHOLDERS. At the Closing, the Stockholders shall have delivered to the Buyer the opinion of counsel to the Stockholders and the Company, dated the Closing Date, in a form that is satisfactory to the Buyers.

       8.9. NO MATERIAL ADVERSE CHANGE. From the date of this Agreement until the Closing Date, there shall not have been any material adverse change in the financial condition of the Company.

       8.10. RESIGNATIONS. The Buyer shall have received the written resignation of all directors, officers and consultants of the Company unless the Buyer shall have notified the Stockholders that it wishes certain of such directors, officers and consultants to continue in such positions after the Closing.

       8.11. PROCEEDINGS. All proceedings to be taken by the Stockholders or the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and their counsel, and the Buyer shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

       8.12. SIGNING AUTHORITY. The Stockholders and all officers of the Company shall have taken the necessary action to terminate their (i) access to all bank accounts of the Company and (ii) authority to sign on behalf of the Company, except as otherwise agreed to by the Buyer.

9.     TAX MATTERS.

       9.1. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Federal Tax" means any Tax imposed under Subtitle A of the Code.





STOCK PURCHASE AGREEMENT - PAGE 15

       "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or the Stockholders, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

       "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

       "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

       "Buyer Indemnitee" means the Buyer Indemnified Parties as defined in
Section 10.1.

       "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign). "Tax" includes any employment or withholding tax relating to employee tips income (actual and allocated).

       "Tax Indemnification Period", means with respect to any Tax, any Pre-Closing Tax Period of the Company.

       9.2. FILING OF SHORT PERIOD RETURNS. The Buyer and the Stockholders shall treat and cause the Company to treat August 31, 1997 as the last day of the taxable period in which the Company is an S corporation, as defined under the Code. All Tax returns of the Company, which are required and/or permitted by the authorized taxing authorities (herein collectively referred to as the "S Short Year Returns"), shall be filed accordingly. In accordance with Section 1362(e)(6)(D) and related regulations of the Code, the books of the Company shall be closed August 31, 1997. The Stockholders will cause their accounting firm to prepare, at the Stockholders' expense, the S Short Year Returns.

       9.3.   COVENANTS.

              (a) Without the prior written consent of the Buyer, the Stockholders shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or the Buyer.

              (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws.





STOCK PURCHASE AGREEMENT - PAGE 16

              (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement (including any real property transfer Tax and any similar
Tax) shall be accrued by the Company on the Effective Date Balance Sheet and be paid by the Company when due (including any applicable extensions), and the Company will, at the Stockholders' expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

       9.4.   COOPERATION ON TAX MATTERS.

              (a) The Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. The Buyer and Stockholders shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and (ii) to give the Stockholders reasonable written notice prior to destroying or discarding any such books and records and, if the Stockholders so request, the Buyer shall allow the Stockholders to take possession of such books and records.

              (b) The Buyer and the Stockholders further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

       9.5. TAX INDEMNIFICATION. The Stockholders hereby jointly and severally indemnify Buyer Indemnitee against and agree to hold Buyer Indemnitee harmless from any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from a breach of the provisions of Section 9.3, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss").

       9.6. PURCHASE PRICE ADJUSTMENT. Any amount paid by the Stockholders, the Buyer or the Company under Section 9.5 or Section 10 will be treated as an adjustment to the relevant purchase price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, the Buyer, the Company or the Stockholders, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local





STOCK PURCHASE AGREEMENT - PAGE 17
income Taxes. Any payment required to be made by the Buyer or the Stockholders under Section 9 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

       9.7. SURVIVAL. The provisions of this Section 9 with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes related to employee tips income (actual and allocated) and related reporting requirements, gross receipts or royalty Taxes in respect of any franchise operation shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) and, with respect to all other Taxes, the provisions shall survive the Closing Date until the earlier of (a) ninety days after the completion of the audit of the Company's financial statements for the fiscal year ended December 31, 1995 and (b) June 30, 1996, in each such case regardless of any investigations or inquiries made by the Buyer, the Stockholders or any of their respective representatives. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if a Notice of Claim relating to the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

10.    INDEMNIFICATION.

       10.1. INDEMNIFICATION BY THE STOCKHOLDERS. Stockholders shall, jointly and severally, indemnify, defend, reimburse and hold the Buyer and its affiliates (including its affiliates, each of their respective directors, officers, employees and agents, and each of their respective heirs, executors, successors and assigns of any of the foregoing, collectively, the "Buyer Indemnified Parties") harmless from, against and in respect of any and all claims, losses, liabilities, and expenses, including reasonable fees and disbursements of counsel (including any such fees and expenses for the collection of any claim against any third party incurred by any Buyer Indemnified Party arising from or in connection with any or all of the following:

              (a) Any breach of any covenant, obligation or agreement of the Stockholders under this Agreement or because any representation or warranty made by the Stockholders pursuant to this Agreement (ignoring for this purpose any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty) shall be inaccurate.

              (b) Any action, suit, proceeding, compromise, assignment or judgment arising out of or incidental to any of the matters indemnified against in this Section 10.1 to include, but not limited to all liabilities, obligations, claims and/or lawsuits incurred by the Company on or prior to the Closing Date.

       10.2. INDEMNIFICATION BY BUYER. From and after the Closing Date, the Buyer shall indemnify, defend, reimburse and hold harmless the Stockholders and their affiliates, each of their employees and agents, and each of their respective heirs, executors, successors and assigns of any of the foregoing (collectively, the "Stockholder Indemnified Parties") from, against and in respect of, any and all claims, losses, liabilities, and expenses, including reasonable fees and disbursements of counsel, incurred by any Stockholder Indemnified Party arising from or in connection with any or all of the following:

              (a) Any breach of any covenant, obligation or agreement of the Buyer under this Agreement, or because any representation or warranty made by the Buyer pursuant to this Agreement shall be inaccurate.





STOCK PURCHASE AGREEMENT - PAGE 18

              (b) Any action, suit, proceeding, compromise, assignment or judgment arising out of or incidental to any of the matters indemnified against in this Section 10.2.

              (c) Any action, suit, proceeding, compromise, assignment or judgment arising out of Buyer's operation of the business after Effective Date.

       10.3. CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party.

       10.4. RIGHT TO DEFEND. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c) Section 10.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent the Company is the Indemnified Party for any actual or threatened claim or demand by any third party, the Company shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that the Company agrees to reasonably cooperate with the Stockholders with respect to the prosecution of such counterclaim or right.

       10.5. SETTLEMENT. Except as provided in Section 10.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Section 10 without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

       10.6.  CLAIM REDUCTION.  Any claim for indemnification under this
Section 10 shall be





STOCK PURCHASE AGREEMENT - PAGE 19
reduced to the extent of any third party insurance (excluding any deductibles or arrangements in the nature of a financing) or condemnation payment actually received by the Indemnified Party.

11.    MISCELLANEOUS.

       11.1. EVENTS OF TERMINATION. This Agreement may be terminated (i) by mutual written agreement of the Buyer and the Stockholders, (ii) by the Buyer by written notice to the Stockholders, if the conditions set forth in Section 8 hereof shall not have been complied with or performed on or prior to the Closing Date or (iii) by the Stockholders by written notice to the Buyer, if the conditions set forth in Section 7 hereof shall not have been complied with or performed on or prior to the Closing Date, and, in either case, such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before September 30, 1997.





STOCK PURCHASE AGREEMENT - PAGE 20

       11.2. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Section 11.3 and Section
11.4 and as provided in the Noncompetition Agreement) shall terminate without further liability or obligation of either party to the other party hereunder.

       11.3.  FAILURE TO CLOSE.

              (a) If the Buyer fail to consummate the transactions contemplated on its part to occur in circumstances where all conditions of the Closing set forth in Section 8 have been satisfied or waived, then Stockholders may enforce this Agreement either by the specific performance of this Agreement and Stockholders shall be entitled to recover the costs associated with enforcing such specific performance or Stockholders may recover the actual costs incurred with the negotiating of this Agreement.

              (b) If the Stockholders fail to consummate the transactions contemplated on their part to occur in circumstances where all conditions of the Closing set forth in Section 7 have been satisfied or waived, the Buyer shall be entitled to either enforce this Agreement through specific performance and recover the costs associated with enforcing such specific performance or Buyer may recover the actual costs (including attorneys' fees) incurred with the negotiating of this Agreement.

       11.4. EXPENSES. Each party to this Agreement shall pay its own costs and expenses (including attorneys' and accountants' fees) incurred in connection with the negotiation, execution and performance of this Agreement. Any sales, transfer, stamp, or other like taxes applicable to the conveyance of the Company's Stock to Buyer shall be borne by Buyer.

       11.5. CERTAIN DEFINITIONS. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof. An "Affiliate of any Person" shall mean an "Affiliate" of such Person as defined in Rule 405 promulgated under the Securities Act. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of a Person, whether through the ownership of voting securities, by contract or otherwise.

       11.6. NOTICES. All notices, requests, demands, waivers or other communications provided for herein shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by first class mail with postage prepaid, or sent by telex, telegram or facsimile, as follows:

       if to the Buyer:            Packaged Ice, Inc.
                                   8572 Katy Freeway, Suite 101
                                   Houston, Texas 77024
                                   Attn: A.J. Lewis III, President





STOCK PURCHASE AGREEMENT - PAGE 21
       with a copy to:             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                   300 Convent Street, Suite 1500
                                   San Antonio, Texas 78205
                                   Attn:  Alan Schoenbaum, P.C.

       if to the Company:          First Ice Company/Codorus Leasing Company
                                   P.O. Box 22056
                                   Oklahoma City, Oklahoma 73123

       if to the Shareholders:     James U. White, Jr.
                                   6520 North Western, Suite 300
                                   Oklahoma City, Oklahoma 73116

                                   W. Brad Troutman
                                   6112 Winchester
                                   Oklahoma City, Oklahoma 73162

       with a copy to:             White, Coffey, Galt & Fite, P.C.
                                   6520 North Western, Suite 300
                                   Oklahoma City, Oklahoma 73116
                                   Attn:  John M. Coffey

       or to such other address as a party shall have specified by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or on the date of confirmation of transmission of any telex, telegram or facsimile.

       11.7. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits, constitutes the entire agreement among the parties and supersedes all prior agreements, correspondence, conversations and negotiations, with respect to the subject matter hereof.

       11.8. SEVERABILITY. If any provisions of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be affected, but shall remain in full force and effect.

       11.9. MODIFICATION. This Agreement may not be modified or changed except by an instrument in writing duly executed by the parties hereto, and no waiver of compliance of any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party seeking to be charged with such waiver or consent.

       11.10. CHOICE OF LAW. This Agreement shall be governed by and construed according to the laws of the State of Oklahoma.





STOCK PURCHASE AGREEMENT - PAGE 22

       11.11. ASSIGNABILITY; SUCCESSOR AND ASSIGNS. This Agreement shall not be assignable by any party without the prior written consent of the other parties; provided, however, that the Buyer may assign their interest in this Agreement to any of their Affiliates if such Affiliate undertakes to perform the Buyer' obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties and, subject to the preceding sentence, their respective successors in interest and assigns. Nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No attempted assignment shall relieve the assignor of any of its obligations hereunder without the written consent of the other party hereto. Any permitted assignor of this Agreement shall give the other party to this Agreement notice of any such assignment.

       11.12. PRINCIPLES OF CONSTRUCTION. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States in conformity with those used in the preparation of the Financial Statements.

       11.13. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       11.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       11.15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Any and all representations and warranties set forth herein or in any Schedule or Exhibit (including but not limited to any such representations, warranties or statements made in or in connection with any amendment), or any certificate, financial statement, or other instrument, delivered to Buyer by or on behalf of Shareholders pursuant to or in connection with this Agreement shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the date of this Agreement and at the Closing Date. Unless otherwise provided herein, all representations and warranties made or deemed to be made under this Agreement shall survive the closing Date for a period of one (1) year, regardless of any investigations or inquiries made by Buyer, and shall not be waived by the Closing or by operation of law, except those representations relating to any taxes which shall run indefinitely.

       11.16. PARTIES IN INTEREST. This Agreement shall bind and inure to the benefit of each party hereto and their legal representative, successors and assigns.

       11.17. ATTACHMENTS. All Exhibits and Schedules shall be attached to this agreement and shall form an integral part hereof.

       11.18. CONSTRUCTION. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties. The parties hereby expressly agree that any uncertainty or ambiguity existing herein shall not be interpreted against either of them as a result of the actual identity of the draftsman.

       11.19. WAIVER. No delay or failure by any party hereto in exercising any of its rights, remedies, powers or privileges under this Agreement or at law or in equity and no custom,





STOCK PURCHASE AGREEMENT - PAGE 23
practice or course of dealing between or among any of such parties or any other person shall be deemed a waiver by such party of any such rights, remedies, powers or privileges, even if such delay or failure is continuous or repeated. No single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise thereof by any such party or the exercise of any other right, remedy, power or privilege by such party, including, without limitation, the right of such party subsequently to demand exact compliance with the terms of this Agreement.

       11.20. ARBITRATION.   Any controversy or claim arising out of or
relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Oklahoma City, Oklahoma County, Oklahoma and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

       11.21. TIME IS OF THE ESSENCE. Time is of the essence of this Agreement, and all time limitations shall be strictly enforced, construed and rigidly enforced. The failure or delay in the enforcement of any rights or interests granted herein shall not constitute a waiver of any such right or interest or be considered as a basis for estoppel.

               [STOCK PURCHASE AGREEMENT SIGNATURE PAGE FOLLOWS]





STOCK PURCHASE AGREEMENT - PAGE 24

                   [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

       IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties as of the date first above written.



                                   STOCKHOLDERS:


                                       /s/ W. Brad Troutman
                                   ---------------------------------------------
                                   W. BRAD TROUTMAN, Stockholder



                                         /s/ James U. White, Jr.
                                   ---------------------------------------------
                                   JAMES U. WHITE JR., Stockholder



                                   BUYER:

                                   PACKAGED ICE, INC.

                                   By:      /s/ A. J. Lewis III
                                      ------------------------------------------
                                           A.J. LEWIS III, President


                          [SPOUSAL DISCLAIMERS FOLLOW]





STOCK PURCHASE AGREEMENT - PAGE 25

                                   DISCLAIMER

       The undersigned disclaims any interest in and to the capital stock of First Ice Company/Codorus Leasing Company and consents, if necessary, to its sale by her husband, James U. White, Jr.



                                                     /s/ Jane C. White
                                                  -----------------------------
                                                  JANE C. WHITE





STOCK PURCHASE AGREEMENT - PAGE 26

                                   DISCLAIMER

       The undersigned disclaims any interest in and to the capital stock of First Ice Company/Codorus Leasing Company and consents, if necessary, to its sale by her husband, W. Brad Troutman.


                                                    /s/ Tonya R. Troutman
                                                  -----------------------------
                                                  TONYA R. TROUTMAN




STOCK PURCHASE AGREEMENT - PAGE 27

                                  EXHIBIT 6.6

                            NONCOMPETITION AGREEMENT

       This Noncompetition Agreement (this "Agreement") is made as of August 13, 1997, by and among Packaged Ice, Inc., a Texas corporation ("Parent"), First Ice Company, an Oklahoma corporation and wholly-owned subsidiary of Parent ("First Ice"), and W. Brad Troutman ("Troutman") and James U. White, Jr. ("White").

                                    RECITALS

       WHEREAS, Troutman and White have sold or agreed to sell all of the stock they own in First Ice Company to Parent pursuant to that certain Stock Purchase Agreement dated as of August 13, 1997 (the "Stock Purchase Agreement"); and

       WHEREAS, Section 6.6 of the Stock Purchase Agreement requires that Troutman and White execute and deliver a noncompetition agreement as a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement.

                                   AGREEMENT

       For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.     ACKNOWLEDGMENTS BY TROUTMAN AND WHITE.

       Troutman and White understand, acknowledge and agree that (a) First Ice and Parent have required that Troutman and White make the covenants set forth in Sections 2 and 3 of this Agreement as a condition to Parent's acquisition of the Stock (as defined in the Stock Purchase Agreement); (b) the provisions of Sections 2 and 3 of this Agreement are reasonable and do not impose a greater restraint on Troutman and White than is necessary to protect the goodwill or other business interest of First Ice and Parent; (c) the provisions set forth in Sections 2 and 3 are not oppressive to Troutman and White nor injurious to the public; and (d) First Ice and Parent would be irreparably damaged if Troutman or White were to breach the covenants set forth in Sections 2 and 3 of this Agreement.

2.     CONFIDENTIAL INFORMATION.

       Troutman and White acknowledge and agree that all confidential information known or obtained by Troutman and White, whether before or after the date hereof, relating to First Ice is now the property of First Ice. Therefore, Troutman and White agree that they will not, at any time, disclose to any unauthorized persons or use for their own account or for the benefit of any third party any confidential information, whether Troutman and White have such information in their respective memory or embodied in writing or other physical form, without the written consent of First Ice of Parent, unless and to the extent that such confidential information (i) is or becomes generally known to and available for use by the public, other than as a result of the fault of Troutman or White or any other person bound by a duty of confidentiality to Parent of First Ice, (ii) becomes available to Troutman or White on a non-confidential basis from a source other than Parent of First Ice, provided that such source is not bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality to Parent or First Ice, or (iii) Troutman and White or any of their representatives are compelled to disclose by judicial or administrative process or, in the opinion of Troutman's or White's respective or joint counsel, by other mandatory requirements of law. Troutman and White agree to deliver to Parent or First Ice at any time Parent or First Ice may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing, excluding Troutman's and White's personal copies of the transactional documents related to the aforementioned Stock Purchase Agreement), relating to First Ice that Troutman and White may then possess or have under their respective or joint control. Troutman's and White's obligations with respect to this Section 2 shall terminate five years after the date of this Agreement.

3.     NONCOMPETITION.

       As an inducement for Parent to enter into and consummate the Stock Purchase Agreement, and in exchange for the consideration paid to Troutman and White under the Stock Purchase Agreement, Troutman and White agree that:

       (a) For a period of five (5) years after the date hereof with the State of Oklahoma or any state bordering Oklahoma:

              (i) Except with respect to services provided to First Ice or Parent, Troutman and White will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Troutman's and/or White's name or any similar name to, lend Troutman's and/or White's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of First Ice or Parent as it relates to the production, distribution, transportation, and sale of packaged ice products, as of the date hereof; provided, however, that Troutman and White may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Troutman and White agree that this covenant is reasonable with respect to its duration, geographical area, and scope;

              (ii) Troutman and White will not, directly or indirectly, either for their respective selves or any other person (a) solicit or attempt to solicit any employee of Parent or First Ice in attempt to encourage the employee to leave the employ of Parent or First Ice, (b) in any way interfere with the relationship between Parent, First Ice and any employee of Parent or First Ice, (c) knowingly employ, or otherwise engage as an employee, independent contractor, or otherwise any employee of Parent or First Ice or (d) induce or attempt to induce any customer, supplier, licensee, or business relation of Parent or First Ice to cease doing business with Parent or First Ice, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Parent or First Ice; and

              (iii) Troutman and White will not, directly or indirectly, either for itself or any other person, solicit the business of any person known to Troutman and White to be a customer or prospective customer of Parent or First Ice, whether or not Troutman or White had personal contact with such person, with respect to products or activities which compete in whole or in part with the products or activities of Parent, First Ice or any subsidiary thereof.

       (b) In the event of a breach by Troutman and White of any covenant set forth in Subsection 3(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

       (c) The provisions set forth in this Section 3 shall not preclude the shareholders or members, other than White, of White, Coffey, Galt & Fite, P.C., an Oklahoma professional corporation, from undertaking future representation of other ice companies.

4.     REMEDIES.

       If either Troutman and/or White breaches the covenants set forth in Sections 2 or 3 of this Agreement, Parent and First Ice will be entitled to the following remedies;

       (a)    Damages from Troutman and White; and

       (b) In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 2 and 3 of this Agreement, it being agreed that money damages alone may be inadequate to compensate the Parent and First Ice and would be an inadequate remedy for such breach.

       (c) Prior to commencing any legal action, Parent and/or First Ice shall first give notice, as provided for herein, to Troutman and White. Upon the giving of notice by Parent and/or First Ice, Troutman and/or White shall have no more than thirty (30) days to cure whatever breach of this Agreement is alleged by Parent and/or First Ice.

5.     SUCCESSORS AND ASSIGNS.

       This Agreement will be binding upon Troutman and White and their respective assigns, heirs and legal representatives and will inure to the benefit of Parent and First Ice and their affiliates, successors and assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by Troutman and White. First Ice and Parent shall have the right to assign their rights under this Agreement to any entity which acquires all or substantially all of the assets of First Ice or Parent.

6.     WAIVER.

       The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing and signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.     GOVERNING LAW.

       This Agreement will be governed by the laws of the State of Oklahoma.

8.     JURISDICTION.

       The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the District Court of Oklahoma County, Oklahoma.

9.     SEVERABILITY.

       Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in this Agreement are held by a court of competent jurisdiction to contain limitations as to time, geographical area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of First Ice or Parent, the court shall reform the covenants to the extent necessary to cause the limitations contained in the covenants as to time, geographical area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of First Ice or Parent and enforce the covenants as reformed.

10.    COUNTERPARTS.

       This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.    SECTION HEADINGS, CONSTRUCTION.

       The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.    NOTICES.

       All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when:
(a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to other parties):

       W. Brad Troutman:           6112 Winchester
                                   Oklahoma  City, Oklahoma 73162

       James U. White, Jr.:        6520 N. Western, Suite 300
                                   Oklahoma City, Oklahoma 73116

       With a copy to:             John Coffey
                                   White, Coffey, Galt & Fite
                                   6520 N. Western, Suite 300
                                   Oklahoma City, Oklahoma 73116

       Parent and First Ice:       Packaged  Ice, Inc.
                                   8572 Katy Freeway, Suite 101
                                   Houston, Texas 77024
                                   Attn: A.J. Lewis, President

       With a copy to:             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                   300 Convent Street, Suite 1500
                                   San Antonio, Texas 78205
                                   Facsimile No.: (210) 224-2035


13.    ENTIRE AGREEMENT.

       This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

               [NONCOMPETITION AGREEMENT SIGNATURE PAGE FOLLOWS]

                   [NONCOMPETITION AGREEMENT SIGNATURE PAGE]

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.




                                              /s/ W. Brad Troutman
                                           ------------------------------------
                                           W. BRAD TROUTMAN


                                             /s/  James U. White, Jr.
                                           ------------------------------------
                                           JAMES U. WHITE, JR.


                                           FIRST ICE COMPANY:

                                           By:    /s/ A. J. Lewis III
                                                  -----------------------------
                                                  A.J. LEWIS III, PRESIDENT


                                           PACKAGED ICE, INC.:


                                           By:    /s/ A. J. Lewis III
                                                  ----------------------------
                                                  A.J. LEWIS III, PRESIDENT